AMENDMENT TO BY-LAWS
                                 OF
                     OLD WESTBURY FUNDS, INC.


Article V of the By-Laws of Old Westbury Funds, Inc. (the
"Corporation") is hereby replaced in its entirety with the following:

                           ARTICLE V

                            Officers

     Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders and shall be a chairman of the Board of Directors, a president, a secretary and a treasurer. The Board of Directors may also choose such vice chairman, vice presidents and additional officers or assistant officers as it may deem advisable. Any number of offices, except the offices of chairman and vice chairman and the offices of president and vice president, may be held by the same person. No officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law to be executed, acknowledged or verified by two or more officers.

     Section 2. Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it desires who shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Board of Directors.

     Section 3. Tenure of Officers. The officers of the Corporation shall hold office at the pleasure of the Board of Directors. Each officer shall hold his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors when, in its judgment, the best interests of the Corporation will be served thereby. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors.

     Section 4. Chairman of the Board of Directors. The chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     Section 5.     Vice Chairman of the Board of Directors.
The vice chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors at which the chairman of the Board of Directors is unable to preside and shall at such meetings see that all orders and resolutions of the Board of Directors are carried into effect. The vice chairman shall also perform such other duties and have such other powers of the chairman as may be prescribed from time to time to the vice chairman.

     Section 6. President. The president shall, in the absence of the chairman and the vice chairman of the Board of Directors, preside at all meetings of the stockholders or of the Board of Directors. The president shall be the Chief Executive Officer of the Corporation, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The president shall execute, on behalf of the Corporation, and may affix the seal or cause the seal to be affixed to, all instruments requiring such execution, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

     Section 7. Vice Presidents. The vice presidents shall act under the direction of the president and in the absence or disability of the president shall perform the duties and exercise the power of the president. They shall perform such other duties and have such other powers as the president or the Board of Directors may from time to time prescribe. The Board of Directors may designate one or more executive vice presidents or may otherwise specify the order of seniority of the vice presidents and, in that event, the duties and powers of the president shall descend to the vice presidents in the specified order of seniority.

     Section 8. Secretary. The secretary shall act under the direction of the president. Subject to the direction of the president, the secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record the proceedings in a book to be kept for that purpose and shall perform like duties for the committees designated by the Board of Directors when required. The secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the president or the Board of Directors. The secretary shall keep in safe custody the seal of the Corporation and shall affix the seal or cause it to be affixed to any instrument requiring it.

     Section 9. Assistant Secretaries. The assistant secretaries in the order of their seniority, unless otherwise determined by the president or the Board of Directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the president or the Board of Directors may from time to time prescribe.

     Section 10. Treasurer. The treasurer shall act under the direction of the president. Subject to the direction of the president, the treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.
The treasurer shall disburse the funds of the Corporation as may be ordered by the president or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

     Section 11. Assistant Treasurers. The assistant treasurers in the order of their seniority, unless otherwise determined by the president or the Board of Directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the president or the Board of Directors may from time to time prescribe.


Dated September 17, 2007